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                                                                   Exhibit 10.10

                                       [LOGO]
                                 WARNER HOME VIDEO


January 20, 1999

Mr. Dean Wilson
Executive Vice President
General Merchandising Manager
Blockbuster Inc.
1201 Elm Street
Dallas, TX  75270

RE:  VHS REVENUE SHARING LICENSE AGREEMENT

Dear Dean:

The following (the "Letter Agreement") sets forth the terms of the license agreement (the "License") between Warner Home Video, a division of Time Warner Entertainment Company, L.P. ("WHV") and Blockbuster Inc.
("Blockbuster") for revenue sharing on WHV's Rental Picture output.

1. TERM: Three (3) year period commencing upon the "Street Date" of the first "Rental Picture" (as such terms are defined below) released by WHV on or after March 1, 1999.

2. TERRITORY: United States only; provided, however, Blockbuster shall have the option to enter into an agreement with WHV (Canada) on substantially the same terms and conditions, and for a term coextensive with the Term hereof, upon one hundred and eighty (180) days prior written notice to WHV.

3.    DEFINITIONS AND CALCULATIONS:

      a.    "Base Units":

            (i)   Calculation Based on Revenue Sharing Measurement Titles:
                  The following calculation shall be used for determining *

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      under an application for confidential treatment", and the confidential
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                  (A)   *

                  (B)   *

                  (C)   *

                  (D)   *

                  (E)   *

                  (F)   *

            (ii)  *

      b.    "Bonus Units" *

      c. "Box Office Receipts" shall mean North American (United States and Canada) gross box office receipts, as reported or estimated in VARIETY or the HOLLYWOOD REPORTER *

      d. "Guarantee Program" shall mean the program under which Blockbuster nationally advertises a money-back guarantee or free rental to consumers if videocassettes of certain titles are not available for rental from the Stores or another comparable program.

      e. "Licensed Units" shall mean the sum of the Base Units and the Bonus Units for each Rental Picture.

      f. "Month" shall be defined as set forth on Exhibit 3(e) attached hereto and by this reference made a part hereof.

      g. "Picture Term" means for each Rental Picture the first 26 weeks of rental release beginning with Street Date.

      h. "Rental Picture" means each and every new release on videocassette of a feature motion picture for which WHV owns or controls home video distribution rights in the Territory (subject to any and all approvals required by any third party) of not

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            fewer than seventy (70) minutes in length, priced for rental in the retail market; provided, however, the following shall be specifically excluded from Rental Pictures: (i) New Line, MGM and HBO distributed lines (unless and until the terms of this Letter Agreement are accepted and agreed by any such distributed line),
            (ii) product controlled by third parties who do not approve of the terms hereof and (iii) videocassettes of sports events, concert footage, stage plays, documentaries, video or theatrical re-releases, foreign language titles or product rated NC-17 or more restrictive by the MPAA, or library titles.

      i.    "Revenue" means *

            (i)   "Bad Debt" shall mean *

            (ii)  "Credits" *

            (iii) "Taxes" shall mean any and all sales, excise, value added or other taxes which meet the following qualifications: (A) the taxes are separately stated, (B) the taxes are required by law to be collected from Blockbuster's customers, and (C) the taxes are actually paid by Blockbuster to taxing authorities.

      j.    "Stores" shall mean (i) all Blockbuster-owned rental retail stores,
            (ii) any and all Blockbuster franchises that elect to participate in, and comply with, the obligations set forth under this Letter Agreement and any other obligations that Blockbuster may impose to administer the terms hereof with respect to any such franchisees, and (iii) Blockbuster-owned alternative direct-to-consumer VHS rental distribution systems by which Blockbuster rents VHS videocassettes to consumers for home use and/or sells PVTs to consumers via internet, vending machines and/or kiosks (collectively, "Alternative Distribution Systems"). * All franchisees that participate shall be treated as Blockbuster Stores for the purposes of this Letter Agreement, and the actual rental transactions of such franchisees on Measurement Titles shall be included in Blockbuster's total rental transactions. In the event that there is insufficient historical data, the parties shall use good faith efforts to agree on estimated rental transactions for such franchisees. "Stores" shall specifically exclude any new store or stores owned or controlled by Blockbuster operating under any name other than Blockbuster. The parties agree

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            that with respect to stores and/or chains of stores acquired by
            Blockbuster during the Term, such stores shall be eligible to assume the rights and obligations set forth hereunder provided Blockbuster shall report for such new stores through its existing established reporting mechanism, and, any existing revenue sharing agreement of any such store with WHV shall terminate. Upon the addition or acquisition of stores, Blockbuster shall notify WHV immediately in writing, and the parties shall begin good faith discussions to immediately increase the number of Base Units to reflect such store acquisitions and/or additions.

      k. "Street Date" means the first day retailers are permitted by WHV to make a title available for rental to consumers.

4.    LICENSED RIGHTS:

      a. Homevideo Distribution License: WHV licenses to Blockbuster on a limited and non-exclusive basis homevideo distribution rights to all Rental Pictures in the VHS format for rental (i) only to consumers for home use and (ii) only from Stores in the Territory during the Term, subject to the terms hereunder.

      b. Reservation of Title: Legal title to, and risk of loss of, the Licensed Units hereunder shall remain vested in WHV, subject to disposition of PVTs pursuant to Paragraph 8 below. Blockbuster shall not permit any encumbrance to attach to any Licensed Units delivered pursuant to this Letter Agreement.

5.    INITIAL PAYMENT TO WHV:

      a.    Calculation:

            (i) For each Rental Picture licensed hereunder with Box Office Receipts of *

            (ii)  *

      b. Payment Terms: For each Rental Picture, if applicable, the * shall be due and payable by Blockbuster within *

      c.    Recoupment: Blockbuster shall recoup *

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6.    REVENUE SHARING: For each Rental Picture, subject to Paragraph 5(c)
      above, WHV's share of the Revenue shall be calculated as follows:

      a.    For weeks*

      b.    For weeks *

      c.    *

7.    STATEMENTS AND PAYMENTS:

      a. Statements: On a Monthly basis, * Blockbuster shall provide to WHV, in the formats reasonably requested and as periodically amended by WHV, a statement (the "Statement") which reflects the rental and related activities for such Month, *.

      b. Payments: For each Rental Picture, to the extent any amounts are due pursuant to the Statements, Blockbuster shall wire transfer such amounts to an account designated by WHV no later than *.

8.    DISPOSITION OF PREVIOUSLY VIEWED TAPES:

      a. Sale: For each Rental Picture, WHV may direct Blockbuster, as its licensee, to sell previously viewed tapes ("PVTs") to consumers pursuant to the following conditions:

            (i)   For Rental Pictures with *

            (ii)  For Rental Pictures with *

            (iii) Restriction on Sale of PVT's: In addition to and without limiting in any way the foregoing, the following restrictions shall apply on a title-by-title basis for all Rental Pictures:

                  (A)   *

                  (B)   *

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            (iv)  No Revenue Share: There shall be no revenue sharing between
                  Blockbuster and WHV with respect to the proceeds from sales of PVTs by Blockbuster except *.

            (v)   *

            (vi) In the event WHV changes its current practice with respect to directing Blockbuster to sell PVTs consistent with Subparagraphs (i)-(v) of 8.a. above ("Redirection"), the parties shall in good faith review and reduce WHV's Revenue Share effective with any Redirection, if necessary, to provide for the sharing on a pre-established * basis of revenues generated by Blockbuster under this Letter
                  Agreement in excess of the revenues Blockbuster would have earned prior to the parties' revenue sharing relationship. The calculation of WHV's Revenue Share shall be based on historical data relating to revenues generated from the Rental Pictures during the prior year and shall be subject to audit. The Minimum Share shall be adjusted on a pro rata basis to reflect any new WHV Revenue Share percentage.

      b.    Other Disposition:

            (i) Box Office Receipts of *: Subject to the foregoing, with respect to Rental Pictures with Box Office Receipts of * at the end of the applicable Picture Term, the Licensed Units shall be treated as follows:

                  (A) Base Units: * of Base Units * except as otherwise specified herein.

                  (B) Bonus Units: Blockbuster and WHV shall * of Bonus Units by the end of the Picture Term for each Rental Picture, with *. To the extent any Bonus Unit is * WHV * within * after the end of the applicable Picture Term, which * shall not be recoupable.*

                  (C) * of Licensed Units: In the event that * the Bonus Units, then, * thereafter for each such Rental Picture. The parties agree that, *.

            (ii) Box Office Receipts of *: Subject to the foregoing, with respect to Rental Pictures with Box Office Receipts of *, Blockbuster shall at the end of the applicable Picture Term, * of the Licnesed Units for each Rental Picture.

      c.    Payment Terms: For each Rental Picture licensed hereunder, within
            * days after the end of the Picture Term, *.

9. PLACEMENT OF LICENSED UNITS: Blockbuster shall place all licensed Units of each Rental Picture licensed hereunder (except those units out for rental by consumers) on prominent "new release" display walls or another agreed equivalent in-store location

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      for not fewer than ninety (90) days after Street Date, subject to prior sale pursuant to the terms of Paragraph 8.a. above.

10. ADVERTISING SUPPORT: WHV shall provide advertising support to Blockbuster for Base Units only, consistent with current practices, provided, however, in the event that any two (2) other major motion picture studios (e.g., Disney, Fox, Sony, Paramount, or Universal) (each, a "Major Studio") offer substantially different advertising support that results in a material change in the video industry, WHV shall have the option to modify its advertising support accordingly with respect to the Rental Pictures hereunder. In such event, Blockbuster shall have the option to modify the Base Units calculation, provided that, in the event that Blockbuster modifies the calculation to decrease the Base Units by * or more, WHV shall have the option immediately to terminate this Letter Agreement.

11. DELIVERY: WHV, at its cost, shall use its reasonable good faith efforts to deliver product to Blockbuster's distribution center in McKinney, Texas four (4) weeks prior to Street Date for each Rental Picture. The parties agree that for each Rental Picture, Blockbuster may retain up to * of the Base Units at its distribution center for replenishment of defectives (the "Replenishment Units"), new stores, and unexpected spikes in product performance. To the extent the Replenishment Units are still in the distribution center at the end of the applicable Picture Term for each Rental Picture, such Replenishment Units shall be subject to disposition pursuant to the terms of Paragraph 8.b. above.

12. INFORMATION TO BE PROVIDED BY BLOCKBUSTER: To the extent reasonably available to Blockbuster and with respect to WHV product only, Blockbuster agrees to provide the following information to WHV at Blockbuster's expense:

      a. Revenue Share Reporting: On a bi-weekly basis, Blockbuster shall deliver to WHV * reports detailing the number of rental transactions and gross revenues per Rental Picture for all WHV-distributed labels subject to this Letter Agreement.

      b. Other Information: Blockbuster and WHV shall mutually agree on other information to be provided to WHV for all WHV-distributed labels subject to this Letter Agreement.

13. SHARING OF COSTS: WHV shall reimburse Blockbuster for a portion of its reasonable, out-of-pocket, third party costs for the following: (i) making the Bonus Units rental-

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      ready; (ii) shipping the Bonus Units to the Stores; and (iii) purchasing
      Amaray boxes for the Bonus Units. Such reimbursement amount shall be * for each Bonus Unit.

14. AUDIT RIGHTS: Upon not less than fourteen (14) days advance written notice to Blockbuster, WHV, or its representatives or designees, shall have the right during normal business hours, but not more than two (2) times during each calendar year of the Term and one (1) time after the expiration or earlier termination of the Term, to inspect, audit and make extracts of the books and records of Blockbuster insofar as said books and records relate to the calculation or determination by Blockbuster of (a) Revenue, (b) WHV's Revenue Share, (c) Credit, (d) Bad Debt, and (e) the rights licensed hereunder as they relate to WHV; provided, however, WHV shall have the right to conduct store audits as reasonably required throughout the Term. Such rights of audit shall continue for a period of two (2) years following the expiration of all Picture Terms as provided for under this Letter Agreement. The parties agree that Blockbuster shall have the right reasonably to approve independent auditors hired by WHV to conduct an audit, provided that the internal auditors of WHV and/or Time Warner and the accounting firm of Ernst & Young or WHV's then existing auditors shall be deemed pre-approved for any and all audits conducted pursuant hereto. Notwithstanding the foregoing, the parties agree that no WHV or Time Warner employees shall have direct or indirect access to Blockbuster's information relating to WHV's competitors or Blockbuster's aggregate market data; provided, however, WHV's auditors shall have the right to review Blockbuster's aggregate market data subject to executing a confidentiality agreement.

15. CONFIDENTIALITY: Each of WHV and Blockbuster acknowledges that all information and data (including, without limitation, rental and revenue forecasts, projections and estimates and actual results, in whatever form or medium) (collectively, the "Confidential Information") provided by each party to the other under this Letter Agreement is highly proprietary and confidential. Each of WHV and Blockbuster agrees that it shall not use (other than in (a) connection with the performance of its obligations under this Letter Agreement, or (b) the exercise of its rights, under this Letter Agreement, or (c) as required by law, but only to the extent the law so requires, or (d) unless compelled by subpoena or court order) or disclose to any person (other than its officers, employees, agents, representatives, licensors and participants on a need-to-know basis only and who agree to be bound by the confidentiality obligations hereunder) any such Confidential Information. Blockbuster further agrees that (i) it shall not disclose under any circumstances any Confidential Information to Paramount without WHV's prior written approval and (ii) it shall only disclose Confidential Information to Viacom on a need-to-know basis, provided that no Paramount employee shall have or be given direct or indirect access to any WHV information. This Paragraph 15 shall survive expiration or earlier termination of this Letter Agreement.

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16.   INDEMNIFICATION:

      a. Indemnification by Blockbuster: Except as otherwise provided in Paragraph 16.b. below, Blockbuster shall defend, indemnify and hold WHV, its parent company, their affiliates and subsidiaries, and the officers, directors, agents and employees of each, free and harmless from all suits, claims, demands and other liabilities and expenses (including reasonable attorneys' fees) (each, a "Claim") which may arise directly or indirectly out of or by reason of (i) the unauthorized use by Blockbuster of any patented invention, or of any copyrighted material provided by WHV, (ii) a Claim from a customer arising out of Blockbuster's rental or retail practices or course of dealing with respect to such customer, and/or (iii) a breach or violation of this Letter Agreement by Blockbuster.

      b. Indemnification by WHV: Except as otherwise provided in Paragraph 16.a. above, WHV shall defend, indemnify and hold Blockbuster, its parent company, their affiliates, subsidiaries, and franchisees, and the officers, directors, agents, and employees of each, free and harmless from all Claims (including reasonable attorneys' fees) which may arise directly or indirectly out of or by reason of (i) copyright infringement by, or other third party Claim against, WHV with respect to the content of any Rental Picture, provided such Claim or infringement is not the result of the negligence of Blockbuster or any employee or agent of Blockbuster, (ii) a physical defect in any Licensed Unit provided to Blockbuster hereunder by WHV, provided such defect was not caused by the negligence of Blockbuster or any employee or agent of Blockbuster, and/or (iii) a breach or violation of this Letter Agreement by WHV.

17. REMEDIES: Each of WHV and Blockbuster acknowledge and agree that a material breach by either party of any of its obligations under this Letter Agreement, gives the other party the right to terminate this Letter Agreement upon * prior written notice. Blockbuster waives any rights to seek injunctive relief with respect to the sale, license and/or other distribution of any Rental Picture, provided that Blockbuster does not waive any right it may have to seek specific performance under this Letter Agreement with respect to any Rental Picture being distributed by WHV. The termination of this Letter Agreement shall not relieve the parties of any obligations incurred prior to such termination.

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18.   DEFECTIVES: The parties agree that there shall be no replacements of, or credits or set-offs against the Initial Payment, overages, or any other amounts owed to WHV by Blockbuster for, defective Licensed Units. For each Rental Picture, to the extent defectives exceed * of the total number of Licensed Units delivered to Blockbuster during the first thirty (30) days after Street Date, Blockbuster may exchange defectives for new videos from WHV to be delivered within a reasonable time thereafter, which reasonable time shall be within seventy-two (72) hours, provided that Blockbuster utilizes WHV's eight hundred (800) number defective replacement system.

19.   MISCELLANEOUS:

      a. Amendment and Waiver: Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Letter Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by Blockbuster and WHV. The failure of any party to enforce any of the provisions of this Letter Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Letter Agreement in accordance with its terms.

      b. Severability: Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Letter Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      c. Entire Agreement: Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

      d.    Assignment:

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            (i)   Blockbuster Assignment: This Letter Agreement shall not be assigned by Blockbuster without the prior written consent of WHV, except (a) to any corporation or entity with which Blockbuster is merged or consolidated, or (b) to any corporation or entity which succeeds to all or substantially all of Blockbuster's assets, or (c) to any corporation or entity which controls, is controlled by, or under common control with Blockbuster. All the foregoing exceptions shall be subject to (1) written notice to WHV on or before assignment, (2) Paragraph 3.i. above with respect to non-Blockbuster stores, (3) *.

            (ii) WHV Assignment: This Letter Agreement shall not be assigned by WHV without the prior written consent of Blockbuster, except (a) to any corporation or entity with which WHV is merged or consolidated, or (b) to any corporation or entity which succeeds to all or substantially all of WHV's assets, or (c) to any corporation or entity which controls, is controlled by, or under common control with WHV (in each instance, an "Excluded Assignment"); provided, however, the assignee continues to distribute the Rental Pictures under the "Warner Home Video" or similar name and logo. To the extent a non-Excluded Assignment by WHV results in a material change in the mix of Rental Pictures or a material decrease in the number of Rental Pictures, Blockbuster shall have the option to terminate this Letter Agreement upon written notice to WHV.

            (iii) Purchase of Blockbuster by a Major Studio or Retailer:

                  (A) Purchase By Major Studio: In the event a Major Studio enters into an agreement to acquire Blockbuster, WHV shall be given prompt notice of such agreement and shall have the option to terminate this Letter Agreement immediately upon written notice to Blockbuster. Promptly following such notice of acquisition agreement, Blockbuster, in consultation with WHV, shall undertake to provide adequate assurance in writing to WHV that proprietary and confidential information of WHV shall not be disclosed to, or otherwise made accessible to, the management or other employees of such Major Studio following such acquisition. As used in this Paragraph 19.d.(iii) (A), the term "Major Studio" shall (i) also include, without limitation, (x) MGM and (y) the respective affiliated

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                        corporations which control, are controlled by, or are
                        under common control with, each Major Studio and (ii) exclude Viacom and the affiliated corporations which control, are controlled by, or are under common control with Viacom. The term "control" shall refer to the ownership of at least fifty percent (50%) of the outstanding voting power of the corporation or entity which is subject to such "control".

                  (B) Purchase By/of Retailer: In the event a retailer enters into an agreement to acquire Blockbuster or Blockbuster enters into an agreement to acquire a retailer, WHV and Blockbuster agree that in such event, the terms of this Letter Agreement shall apply only (i) to already existing Blockbuster stores and (ii) to any new stores which operate under the Blockbuster name at the retail level, and/or to the extent such new stores are capable of reporting through Blockbuster's established reporting mechanism.

                  (C) Definition of "Purchase": For purposes of this Subparagraph 19.d.(iii) the term "Purchase" shall include acquisition, merger and/or other consolidation.

      e. Counterparts. This Letter Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

      f. Due Authorization. Each of WHV and Blockbuster represents and warrants that the officer executing this Letter Agreement has been duly authorized and that this Letter Agreement when executed and delivered shall be valid and binding and enforceable in accordance with its terms.

      g. Notices. All notices provided for in this Letter Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties at the following address:

            If to Blockbuster:



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            Blockbuster Inc.
            1201 Elm Street
            Dallas, TX  75270
            Attention: Dean Wilson, Executive Vice President
                       General Merchandising Manager
                       Ed Stead, Executive Vice President and General Counsel

            If to WHV:

            Warner Home Video
            4000 Warner Boulevard
            Burbank, CA 91522
            Attention: Jim Cardwell, Executive Vice President,
                       North American Operations
                       Beth Baier, Senior Vice President, Business Affairs and General Counsel

      h. Governing Law. This Letter Agreement and all matters or issues material thereto shall be governed by the laws of the State of New York, applicable to contracts performed entirely therein. WHV and Blockbuster hereby agree that all actions, proceedings or litigation relating to this Letter Agreement shall be instituted and prosecuted solely within the county of New York, State of New York and each party hereby consents to the jurisdiction of the state courts of New York and the federal courts located within the State of New York with respect to any matter arising out of or relating to this Letter Agreement.

      i. Descriptive Headings. The descriptive headings of this Letter Agreement are inserted for convenience only and do not constitute a part of this Letter Agreement.

      j. Relationship of Parties. Nothing contained herein shall constitute a partnership, joint venture, association or principal and agent relationship or be construed to evidence the intention of the parties to constitute such. Blockbuster and WHV are independent contractors and neither has any authority to act on the other's behalf or to bind the other in any way.

      k. Force Majeure. Whenever performance by any party of its obligations under this Letter Agreement, other than any of Blockbuster's payment obligations hereunder, is substantially prevented by reason of any act of God, strike, lock-out, or other industrial or transportational disturbance, fire, lack of materials, law, regulation or ordinance, war or war conditions, or by reason of any other matter beyond such party's reasonable control, then such performance shall be excused and this Letter Agreement shall be deemed suspended during the continuation of such



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            prevention, and the term shall be extended for a period equal to the time of such suspension.

      l. Third Parties. None of the provisions of this Letter Agreement is intended for the benefit of or shall be enforceable by any third party including creditors of Blockbuster or WHV.

In WITNESS WHEREOF, this Letter Agreement was executed by the parties on the date first written above.

BLOCKBUSTER INC. ("Blockbuster")            WARNER HOME VIDEO,
                                            a division of Time Warner
                                            Entertainment Company, L.P. ("WHV")


By:       /s/ Edward B. Stead               By: /s/ Jim Cardwell
     -----------------------------              -------------------------------

Its:             EVP                        Its:
     -----------------------------              -------------------------------



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                                 Exhibit 3(a)(i)

                   BLOCKBUSTER REVENUE SHARE AGREEMENT EXHIBIT

                                        *

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      under an application for confidential treatment.

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                               Exhibit 3(a)(i)(B)

                   BLOCKBUSTER REVENUE SHARE AGREEMENT EXHIBIT

                                        *

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

                               Exhibit 3(a)(i)(F)

                                        *

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

                                  Exhibit 3(b)

                                        *


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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

                              [LOGO]
                         WARNER HOME VIDEO




January 20, 1999




Mr. Dean Wilson
Senior Vice President
General Merchandising Manager
Blockbuster, Inc.
1201 Elm Street
Dallas, TX 75270

RE:  VHS REVENUE SHARING LICENSE AGREEMENT - HBO

Dear Mr. Wilson:

Reference is hereby made to that certain Revenue Sharing License Agreement (the "Agreement") dated January 20, 1999, by and between Warner Home Video, a division of Time Warner Entertainment Company, L.P. ("WHV") and Blockbuster Inc. ("Blockbuster") for VHS revenue sharing on WHV's Rental Picture output. Capitalized terms used herein and not otherwise defined shall have the same meanings as in the Agreement.

Pursuant to Paragraph 3 of the Agreement, the parties agree that the term "Rental Pictures" shall include all HBO titles distributed by WHV, subject to the exclusions set forth in Paragraph 3.h. of the Agreement.

Except as otherwise modified herein, all other terms and conditions of the agreement are hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF, this letter agreement was executed by the parties on the date first written above.

WARNER HOME VIDEO, a division of Time
Warner Entertainment Company, L.P. ("WHV")

By:/s/ Jim Cardwell
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Its:
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BLOCKBUSTER, INC. ("Blockbuster")


By:/s/ Edward B. Stead
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Its: EVP
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